Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Paul Surdez (investors) - +1 336-436-5076
Investor@labcorp.com

Pattie Kushner (media) - +1 336-436-8263
Media@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LabCorp Names Veteran Biopharma Executive John Ratliff CEO of Covance Drug Development

BURLINGTON, NC, September 20, 2016 - Laboratory Corporation of America® Holdings (LabCorp®) (NYSE:LH), the world’s leading healthcare diagnostics company, today announced that veteran biopharmaceutical executive John Ratliff will succeed Deborah Keller as CEO of Covance Drug Development, effective October 1. Ratliff will be a member of the LabCorp executive committee and will report to David P. King, chairman and CEO of LabCorp.

“John is a highly respected biopharmaceutical leader, with extensive experience in increasingly important roles in the industry,” said King. “Those who know him and have seen him in action as a leader are impressed by his strength as an executive. He has a stellar reputation in the CRO and pharma sectors. I am delighted that he has agreed to join us at such an exciting time.”

Most recently, Ratliff served as president and CEO of HUYA Bioscience International, a leader in globalizing biopharma innovation. Ratliff’s experience in biopharma also includes nearly 10 years at Quintiles, the world’s largest provider of product development and integrated healthcare services, joining as chief financial officer in 2004, becoming chief operating officer in 2006, and president and COO in 2010. Ratliff holds a bachelor’s degree in industrial and systems engineering from the Georgia Institute of Technology in Atlanta and a master’s degree in business administration from Duke University in Durham, North Carolina.

“LabCorp is a global leader in healthcare innovation, and the addition of Covance has strengthened its position as the world’s leading healthcare diagnostics company,” Ratliff said. “The Covance team has an unwavering commitment to quality and service, furthering the company’s strategy of bringing innovative new medicines to patients faster. I am excited to join a highly accomplished leadership team that is deeply committed to improving health and improving lives around the globe.”

Keller Leaving Covance Following Successful Integration Efforts

Outgoing CEO Keller joined Covance in 1987. She served in various positions at the company for 29 years, succeeding Joseph Herring as CEO in August 2015.

“Deb did a tremendous job accomplishing all of the key objectives she was given when she assumed the CEO role: managing through leadership changes, stabilizing the business and restoring growth,” said King. “On behalf of our board of directors, senior management and our employees around the world, I thank Deb for her dedicated service.”

Said Keller: “It has been a fantastic career and a privilege to support Covance’s important work over the last three decades. I want to sincerely thank the tremendous colleagues and clients with whom I have had the pleasure to work over many years.”

Covance Drug Development is the world’s most comprehensive drug development company and is the only provider of full-spectrum drug development services from early-stage research to regulatory approval and beyond. Covance provides a wide range of drug research, development and market-access solutions to pharmaceutical, biotechnology and medical device companies across the world.

About LabCorp®
Laboratory Corporation of America® Holdings (NYSE: LH), an S&P 500 company, is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and develops technology-enabled solutions to change the way care is provided. With net revenue in excess of $8.5 billion in 2015, LabCorp’s 50,000 employees serve clients in 60 countries. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.

Forward-Looking Statements
This press release contains forward-looking statements including with respect to estimated 2016 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, adverse actions of governmental and other third-party payers and the results from the Company’s acquisition of Covance. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2015, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC, as well as in the risk factors included in Covance’s filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2015, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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